Press Release	Source: Advantage Capital Development Corp.

Advantage Capital Development Corp. Portfolio Company Aggressively Pursuing Acquisition Strategy

Global IT Holdings Inc. Currently Negotiating Four Possible Takeovers

MIAMI--(July 20, 2005)--Advantage Capital Development Corp. (Pink Sheets: AVCP) announced today that one of its portfolio companies, Global IT Holdings Inc., (Pink Sheets:GBTH) is aggressively pursuing an acquisition strategy.

According to Ralph Clark, President of Platinum IT Consulting and Parker Clark Data Processing, Global IT Holdings Inc.’s subsidiaries, the Company is currently in various stages of negotiation with four companies in the IT staffing space.

“We believe that the growth strategy we are developing in concert with Advantage Capital Development is coming to fruition,” said Clark. “Through their investment in our company and our recent merger with a public entity we now have the resources to aggressively pursue growth through acquisition. We are currently in discussions with four IT staffing companies and anticipate announcing a letter of intent with one of them shortly. Aside from managing our growing business, one of our top priorities is to constantly be on the look out for quality acquisitions that will be accretive to our earnings.”

Global IT Holdings Inc. recently completed a merger with High Road International, Inc. (Pink Sheets: HRDI). The public entity recently changed its name to Global IT Holdings, Inc. in accordance with the transaction and Global IT Holdings, Inc. now owns eighty-five (85%) percent of all of the fully diluted shares of the pink sheet company. The company now trades under the symbol (Pink Sheets: GBTH).

“Global is a text book example of the type of companies that fits the profile of our investment strategy; a quality firm positioned for growth in a multi-billion dollar industry,” said Jeffrey Sternberg, President and CEO of Advantage Capital Development Corp which recently increased its stake in Global IT Holdings from 15 to 22 ½ percent. “We will continue to have an active interest and participation in Global as it aggressively pursues growth opportunities both organically and through acquisitions.”

Global IT Holdings Inc. is a New York-based holding company which was created to acquire targeted IT staffing firms. The Company’s current holdings include Platinum IT Consulting and its associated company, Parker Clark Data Processing. These two companies, which have served the New York and New Jersey Markets for 25 years, have combined annual revenues in excess of $5 million. For additional information go to www.platinumit.com

According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. For the past three decades the industry has grown at a rate of 10 percent a year. Ninety percent of U.S. companies use temporary staffing services.

About Advantage Capital Development Corp.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward- looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact:

Peter Nasca Associates, Inc., Miami
Peter Nasca, 305-937-1711
pnasca@pnapr.com